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Jorge Pérez	Eduardo Rendón	Luis Garza
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CEMEX ANNOUNCES EXERCISE OF U.S.$200 MILLION OF NOTE
PURCHASE CONTRACTS UNDERLYING ITS CONTINGENT
CONVERTIBLE UNITS AND ISSUANCE OF NEW CONVERTIBLE
NOTES

MONTERREY, MEXICO. MARCH 11, 2015 – CEMEX, S.A.B. de C.V. (“CEMEX”) (NYSE: CX) announced today the exercise of U.S. $200 million of Note Purchase Contracts underlying the Contingent Convertible Units issued by CEMEX on October 3, 2014 (the “Contingent Convertible Units”). As a result of the exercise, CEMEX will issue U.S.$200 million in aggregate principal amount of Convertible Subordinated Notes due 2020 (the “New Convertible Notes”) on March 13, 2015 to the holders of the Contingent Convertible Units in respect of which Note Purchase Contracts have been exercised, in exchange for a cash payment of U.S.$200 million.

The proceeds of the issuance of the New Convertible Notes will be used to finance, in part, the payment at maturity of CEMEX’s 4.875% Convertible Subordinated Notes due 2015 (the “2015 Existing Convertible Notes”).

Interest on the New Convertible Notes will be payable at a rate equal to 1.770% (the 5-year swap rate on March 11, 2015) plus a spread of 195 basis points, subject to incremental adjustments if the 5 Day Average VWAP (as defined below) of CEMEX’s American Depositary Shares (the “ADSs”) is lower than U.S.$8.62. Interest on the New Convertible Notes will be payable semi-annually in arrears on March 15 and September 15 of each year, commencing on September 15, 2015. The New Convertible Notes will be convertible by holders into ADSs at an initial conversion price equal to the greater of (a) U.S.$11.20, (b) 130% of the 5 Day Average VWAP of the ADSs and (c) 110% of the closing sale price of the ADSs on the New York Stock Exchange on March 13, 2015. The “5 Day Average VWAP” of the ADSs will be equal to the average of the daily volume-weighted average prices of the ADSs for the 5 trading day period beginning on March 18, 2015. The initial conversion rate of the New Convertible Notes will be equal to the quotient of (x) 1,000 divided by (y) the initial conversion price, rounded to the nearest 1/10,000th of an ADS. CEMEX’s ordinary shares currently held in treasury that underlie the 2015 Existing Convertible Notes will be kept in CEMEX’s treasury and will be re-allocated to ensure the conversion rights of the New Convertible Notes that are issued.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. None of the New Convertible Notes or the ADSs and Certificados de Participación Ordinarios (CPOs) underlying the New Convertible Notes, have been, or will be, registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and they may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. Unless so registered, the New Convertible Notes and the securities issuable upon conversion of the New Convertible Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

THE NEW CONVERTIBLE NOTES HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE NATIONAL SECURITIES REGISTRY (REGISTRO NACIONAL DE VALORES) MAINTAINED BY THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION (COMISIÓN NACIONAL BANCARIA Y DE VALORES, OR CNBV), AND MAY NOT BE OFFERED OR SOLD PUBLICLY, OR OTHERWISE BE THE SUBJECT OF BROKERAGE ACTIVITIES, IN MEXICO, EXCEPT THAT THE NEW CONVERTIBLE NOTES MAY BE OFFERED AND SOLD IN MEXICO PURSUANT TO THE PRIVATE PLACEMENT EXEMPTION SET FORTH IN ARTICLE 8 OF THE MEXICAN SECURITIES MARKET LAW (LEY DEL MERCADO DE VALORES), TO INSTITUTIONAL AND QUALIFIED INVESTORS AS DEFINED UNDER MEXICAN LAW AND RULES THEREUNDER. UPON THE ISSUANCE OF THE NEW CONVERTIBLE NOTES, WE WILL NOTIFY THE CNBV OF THE ISSUANCE OF THE NEW CONVERTIBLE NOTES, INCLUDING THE PRINCIPAL CHARACTERISTICS OF THE NEW CONVERTIBLE NOTES AND THE OFFERING OF THE NEW CONVERTIBLE NOTES OUTSIDE MEXICO. SUCH NOTICE WILL BE DELIVERED TO THE CNBV TO COMPLY WITH A LEGAL REQUIREMENT AND FOR INFORMATION PURPOSES ONLY, AND THE DELIVERY TO AND THE RECEIPT BY THE CNBV OF SUCH NOTICE DOES NOT CONSTITUTE OR IMPLY ANY CERTIFICATION AS TO THE INVESTMENT QUALITY OF THE NEW CONVERTIBLE NOTES OR OF CEMEX’S SOLVENCY, LIQUIDITY OR CREDIT QUALITY OR THE ACCURACY OR COMPLETENESS OF THE INFORMATION SET FORTH HEREIN AND IN THE OFFERING MEMORANDUM. THE INFORMATION CONTAINED HEREIN AND IN THE OFFERING MEMORANDUM IS THE EXCLUSIVE RESPONSIBILITY OF CEMEX AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE CNBV.

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This press release contains forward-looking statements and information that are necessarily subject to risks, uncertainties, and assumptions. Many factors could cause the actual results, performance, or achievements of CEMEX or the project herein described to be materially different from those expressed or implied in this release. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein. CEMEX assumes no obligation to update or correct the information contained in this press release.